Exhibit 10.6
Deep Well Oil & Gas, Inc.

Suite 510 Royal Bank Building, 10117 Jasper Avenue, Edmonton, AB, T5J 1W8
Reception: 780-409-8144 Fax: 780-409-8146

November 15, 2004

John F. Brown
Via Fax

Dear Mr. Brown,

This letter is to encapsulate our recent conversations and set out the terms of employment for your self. The conditions are:

1.	The effective date would be November 15, 2004
2.
$10,000 per month paid semi monthly, subject to all the usual governmental withholdings, withhold $250 per pay period to be paid to A. Ron Hardie on your behalf and $278.29 per pay period withheld to repay the employee loan made to you as per our October 21St Letter.

3.
As part of your base salary you will receive shares in Deep Well Oil & Gas, Inc. We will issue 300,000 common Deep Well Oil & Gas, Inc. common shares in your name to be held by your receiver, A. Ron Hardie. These shares will be subject to any restrictions and withholdings imposed by any regulatory authorities, Securities or Tax, Canadian or US. You will earn these shares at the rate of 100,000 shares per year, earned at the end of each of three years. At the end of each year, any withholdings for tax will be calculated and submitted to the appropriate governments, then the portion going to the receiver will be deducted and then the residual will be received by yourself. The Company (directly or via a nominee) is to get a right of first refusal on the sale of these shares, whether by yourself or the receiver.

4.	At least annual bonuses, either in cash or shares.
5.	Share options in the company.
6.	Benefits plan.
7.
Entering into an employee agreement with the company that would encompass these terms plus what ever other standard terms that company will be having in its employment agreements such as confidentiality etc.

8.	Attached is a copy of the TD-1 Forms for both the Federal Government and the Alberta Governments with their work sheets. We would need you to fill these out.

If you agree with these terms please sign and return a copy of this letter. Yours truly,
/s/ Curtis J. Sparrow_______________
Curtis J. Sparrow
Chief Financial Officer
Deep Well Oil & Gas, Inc.

I agree to and acknowledge the above arrangement as of November 15th, 2004

_______________________________
John F. Brown